Exhibit 99.1

PRESS RELEASE

ALAN WURTZEL TO RETIRE FROM DOLLAR TREE BOARD

CHESAPEAKE, Va. – June 5, 2009 – Dollar Tree, Inc. (NASDAQ: DLTR), the nation's leading operator of discount variety stores selling everything for $1 or less, announced today that Mr. Alan L. Wurtzel has announced his intention to retire from the Company’s Board of Directors effective at the Company’s Annual Meeting of Shareholders on June 18, 2009.

“Alan Wurtzel has been a valued member of the Dollar Tree Board for all of our years as a public company,” said Macon Brock, Chairman.  “During his time on the Board, Dollar Tree has grown from a regional retailer with 500 stores and $300 million in sales to a Fortune 500 company with more than 3,600 stores across the country, and annual sales of more than $4.64 billion.  Our sales and our earnings per share have increased every year since 1995.  We have benefited from his experience, business acumen and his understanding of our unique business model. Most importantly, his judgment, integrity and commitment to sound Corporate Governance have served our Company’s shareholders very well.”

Prior to joining the Dollar Tree Board of Directors, Mr. Wurtzel had been employed by Circuit City Stores, Inc. for 20 years where he served as Chief Executive Officer from 1973 to 1986.  He currently serves on the boards of several nonpublic companies and several not-for-profit institutions including Oberlin College, the state Council of Higher Education of Virginia and the Chesapeake Bay Foundation.

“At age 75, it is time to move on and allow someone younger with more current business operating experience to assume a larger role on the Board,” said Mr. Wurtzel.  “Serving on the Dollar Tree Board has been one of the more rewarding experiences in my life.  It has been a pleasure to see a relatively small company grow and flourish under superior leadership.”

Dollar Tree, a Fortune 500 Company, operated 3,667 stores in 48 states as of May 2, 2009, with total retail selling square footage of 31.0 million.  To learn more about the Company, visit www.DollarTree.com.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com